EXHIBIT 23.37

CONSENT OF TOMMASO RAPONI, P. ENG.

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form S-8 of Equinox Gold Corp.

/s/ Tommaso Raponi
By: Tommaso Raponi, P. Eng.

Dated: June 18, 2025